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                                                                 Exhibit 4.23
                             STOCK TRADING AGREEMENT

     This Stock Trading Agreement, dated as of June 4, 2002 (as may be amended from time to time, this "AGREEMENT"), is made by Electric City Corp., a Delaware corporation, and Richard P. Kiphart, an individual ("Kiphart").

                              W I T N E S S E T H:

     WHEREAS, Kiphart and the Company are parties to that certain Securities Purchase Agreement, dated as of May 31, 2002 (as it may be amended from time to time, the "SERIES C SECURITIES PURCHASE AGREEMENT"), whereby the Company has agreed to sell and Kiphart has agreed to purchase shares of the Company's Series C Preferred Stock (as herein defined) together with shares of the Company's Common Stock (as defined herein) and warrants to purchase additional shares of Series C Preferred Stock and warrants to purchase additional shares of Common Stock; and

     WHEREAS, it is a condition precedent to the obligation of the Company to issue and sell, and the obligation of Kiphart to purchase, such shares of Series C Preferred Stock and Common Stock and such warrants that the Parties hereto enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 DEFINED TERMS. The following additional terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings, such meanings to be equally applicable to the singular and plural forms thereof:

           "AFFILIATE" means, as applied to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such other Person, whether through the ownership of voting securities or by contract or otherwise. With respect to individuals, the term Affiliate shall also include such individuals parents, spouse, children or grandchildren.

           "AGREEMENT" shall have the meaning set forth in the preamble hereof.

           "AVERAGE DAILY TRADING VOLUME" with respect to any trading day, means the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading) for the twenty (20) consecutive trading days (as adjusted to exclude the highest

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     and the lowest volume trading days for such twenty (20) consecutive trading day period) ending on the date immediately prior to such trading day.

           "BLOCK SALES" means a sale of at least 10,000 shares of Common Stock.

           "CLOSING PRICE" means the closing price of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading).

           "COMMON STOCK" means and includes the Company's authorized common stock, par value $0.0001 per share.

           "COMPANY" shall have the meaning set forth in the preamble hereof.

           "ELECTION PERIOD" shall have the meaning set forth in SECTION 2.2 hereof.

           "MSDW" shall have the meaning set forth in SECTION 2.5 hereof.

           "PARTIES" means all of the parties that are signatories to this Agreement.

           "PERSON" means and includes an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a government or any department or agency thereof.

           "QUALIFIED PRIMARY OFFERING" means a firmly underwritten primary registered public offering of Common Stock by the Company that raises at least $35 million in aggregate gross proceeds at a price of at least $5.00 per share (as adjusted for stock splits, stock combinations and the like).

           "SALE NOTICE" shall have the meaning set forth in SECTION 2.2 hereof.

           "SERIES C PREFERRED STOCK" means shares of the Company's Series C Convertible Preferred Stock, $0.01 per share.

           "SERIES C SECURITIES PURCHASE AGREEMENT" means that certain Securities Purchase Agreement dated as of May 31, 2002 between Richard P. Kiphart and the Company, as it may be amended from time to time.

           "SPECIFIED INVESTORS" means and includes Newcourt Capital USA Inc., a Delaware corporation, EP Power Finance, L.L.C., a Delaware limited liability company, Morgan Stanley Dean Witter Equity Funding, Inc., a Delaware corporation, Originators Investment Plan, L.P, a Delaware limited partnership, Duke Capital Partners, LLC, a Delaware limited liability company, Newcourt Capital Securities, Inc., a Delaware corporation, Leaf Mountain Company, LLC, an Illinois limited liability company.

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                                   ARTICLE II
                              TRADING RESTRICTIONS

     2.1 AGREEMENT FOR BENEFIT OF COMPANY AND SPECIFIED INVESTORS. Kiphart hereby agrees that his obligations under this Agreement are for the benefit of the Company and the Specified Investors and further agrees that the Company or any of the Specified Investors shall be entitled to enforce Kiphart's obligations under this Agreement.

     2.2 PUBLIC SALES. Kiphart shall be subject to the following trading restrictions from time to time concerning his respective holdings of Common
Stock:

     (a) During the term of this Agreement, Kiphart may not sell any of his Common Stock into the public market before the completion of a Qualified Primary Offering; PROVIDED, HOWEVER, that if a Qualified Primary Offering is not completed prior to March 7, 2003, Kiphart may sell his Common Stock into the public market, subject to the following conditions:

     (i) the Closing Price must exceed $4.00 per share (as adjusted for stock splits, stock combinations and the like) for each of the twenty (20) consecutive trading days immediately prior to the date of sale;

     (ii) the Average Daily Trading Volume immediately prior to the date of sale must exceed 150,000 shares;

     (iii) the number of shares of Common Stock sold by Kiphart on any trading day may not exceed five percent of the Average Daily Trading Volume;

     (iv) the number of shares of Common Stock sold by Kiphart into the public market in any three-month period may not exceed fifteen percent of Kiphart's total holdings of Common Stock (calculated assuming the exercise of all rights, options and warrants to purchase Common Stock or securities convertible or exchangeable for shares of Common Stock, and the conversion or exchange of all securities convertible or exchangeable for Common Stock) the date of this Agreement (as adjusted for stock splits, stock combinations and the like); and

     (v) Block Sales must be executed at a minimum price per share of 90% of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading).

     (b) If the Company completes a Qualified Primary Offering during the term of this Agreement, Kiphart shall comply with his obligations under any "lock-up" agreement entered into by Kiphart in connection with such Qualified Primary Offering. After any such "lock-up" period expires or is terminated, Kiphart may sell his Common Stock into the public market, severally and not jointly, subject to the following conditions:

     (i) the number of shares of Common Stock sold by Kiphart on any trading day may not exceed five percent of the Average Daily Trading Volume;

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     (ii)  the number of shares of Common Stock sold by Kiphart into the public market in any three-month period may not exceed twenty percent of Kiphart's holdings of Common Stock (calculated assuming the exercise of all rights, options and warrants to purchase Common Stock or securities convertible or exchangeable for shares of Common Stock, and the conversion or exchange of all securities convertible or exchangeable for Common Stock) on the date of this Agreement (as adjusted for stock splits, stock combinations and the like); and

     (iii) Block Sales must be executed at a minimum price per share of 90% of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading).

     2.3 PRIVATE SALES. If Kiphart intends to sell any of his shares of Company capital stock (or securities exercisable or exchangeable for or convertible into shares of Company capital stock) in a private transaction (other than to an Affiliate), he shall send written notice (the "SALE NOTICE") of such intent to each of the Specified Investors. The Sale Notice shall include the following information:

           (a) the type of Company capital stock or other securities Kiphart intends to sell;

           (b) the number of shares or other securities Kiphart intends to sell;

           (c) the proposed sale price per share or per security, as applicable; and

           (d) any other material terms of the offer.

Each of the Specified Investors shall have two (2) business days after receipt of the Sale Notice (the "ELECTION PERIOD") to elect to purchase the capital stock or other securities that are the subject of the Sale Notice by giving Kiphart written notice thereof within the Election Period, in which case the Specified Investor(s) so electing to purchase shall complete such sale within five (5) business days on the terms set forth in the Sale Notice. If more than one Specified Investor elects to purchase the capital stock or other securities set forth in the Sale Notice, then such shares or securities shall be allocated among the Specified Investors so electing to purchase pro rata in proportion to their respective holdings of Company Common Stock (calculated assuming the exercise of all rights, options and warrants to purchase Common Stock or securities convertible or exchangeable for shares of Common Stock, and the conversion or exchange of all securities convertible or exchangeable for Common Stock held by such Specified Investors so electing to purchase). If none of the Specified Investors provides written notice so electing to purchase within the Election Period, then Kiphart may sell the capital stock or other securities that are the subject of the Sale Notice on terms no less favorable to Kiphart than those set forth in the Sale Notice to any third party within 10 business days of the date of the Sale Notice; PROVIDED, HOWEVER, that any sale of shares of Company capital stock (or securities exercisable or exchangeble for or convertible into shares of Company capital stock) to a party that is not a party to this Agreement or a similar agreement with the Company and/or the Specified Investors shall have as a condition to such sale that such party shall become a party to this Agreement or such a

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similar agreement. For purposes of SECTIONS 2.2(a)(iv) and 2.2(b)(ii), the purchasing party's holdings with respect to the shares of capital stock or other securities it purchases shall be the number of shares of Common Stock (calculated assuming the exercise of all rights, options and warrants to purchase Common Stock or securities convertible or exchangeable for shares of Common Stock, and the conversion or exchange of all securities convertible or exchangeable for Common Stock) purchased in the subject sale.

     2.4 TRANSFER TO AFFILIATES. Notwithstanding anything in this Agreement to the contrary, Kiphart may freely sell or otherwise transfer any capital stock of the Company (or securities exercisable or exchangeable for or convertible into shares of Company capital stock) he owns to his Affiliates without such sale or transfer being subject to the terms of this Agreement; PROVIDED, HOWEVER, that any such Affiliate shall become a party to this Agreement and its ownership and sales of shares of Common Stock or other securities shall be aggregated with the Kiphart's for purposes of SECTION 2.2.

     2.5 TERM OF TRADING AGREEMENT. The term of this Agreement shall commence on the Closing Date under the Series C Securities Purchase Agreement and terminate September 7, 2004; PROVIDED, HOWEVER, that if a Qualified Primary Offering is completed prior to September 7, 2004, the term of this Agreement shall terminate at 5:00 p.m., New York time, on the eighteen (18) month anniversary of the initial closing date of such Qualified Primary Offering.

     2.6 AMENDMENTS TO THE TRADING AGREEMENT. The Parties may amend this Agreement only upon the prior written consent of at least three (3) out of the following Specified Investors (i) Morgan Stanley Dean Witter Equity Funding Inc. ("MSDW") and Originators Investment Plan, L.P. ("OIP") (MSDW and OIP shall be deemed to be a single Purchaser with MSDW acting on behalf of both such entities); (ii) Newcourt Capital USA Inc.; (iii) EP Power Finance, L.L.C.; and
(iv) Duke Capital Partners, LLC.

                                   ARTICLE III
                               GENERAL PROVISIONS

     3.1       LEGEND ON SHARE CERTIFICATES.

           (a) All Company securities issued at the Closing (as defined in the Series C Securities Purchase Agreement) that are subject to the terms and provisions of ARTICLE II, in addition to such other legends as may be required by law and any other legend required by any agreement or document executed in connection with the Closing under the Series C Securities Purchase Agreement shall bear the following legend:

           THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN REQUIREMENTS AS TO TRADING CONTAINED IN THE STOCK TRADING AGREEMENT, DATED JUNE 4, 2002, BY AND AMONG THE COMPANY AND CERTAIN SECURITY HOLDERS, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

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     (b)   Upon the termination of this Agreement, Kiphart shall be entitled to receive, in exchange for any security bearing the legend regarding this Agreement specifically set forth in SECTION 3.1(a), a security without such legend.

                                   ARTICLE IV
                                  MISCELLANEOUS

     4.1 INJUNCTIVE RELIEF. It is acknowledged that it is impossible to measure in money the damages that would be suffered if Kiphart fails to comply with the obligations imposed on him by this Agreement and that, in the event of any such failure, the Company and/or the Specified Investors would be irreparably damaged and would not have an adequate remedy at law. The Company and the Specified Investors, severally, shall, therefore, be entitled to injunctive relief and/or specific performance to enforce such obligations of Kiphart, and if any action should be brought in equity to enforce any of such provisions of this Agreement, Kiphart shall not raise the defense that there is an adequate remedy at law.

     4.2 GOVERNING LAW. Except as to matters governed by the General Corporation Law of the State of Delaware and decisions thereunder of the Delaware courts applicable to Delaware corporations, which shall be governed by such laws and decisions, this Agreement shall be construed and enforced in accordance with, and the rights of the Parties (and, to the extent they are beneficiaries hereof, the Specified Investors) shall be governed by, the laws of the State of New York.

     4.3 ENTIRE AGREEMENT; WAIVER. This Agreement contains the entire agreement among the Parties hereto with respect to the subject matter hereof. No waiver of any term or provision shall be effective unless in writing signed by the Party to be charged, and, if so required, the required Specified Investors in accordance herewith.

     4.4 BINDING EFFECT. This Agreement shall be binding on and inure to the benefit of the Parties and, subject to the terms and provisions hereof, their respective legal representatives, successors and assigns. This Agreement shall also inure to the benefit of the Specified Investors.

     4.5 INVALIDITY OF PROVISION. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

     4.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be deemed but one and the same instrument and each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     4.7 NOTICES. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when
(a) delivered by hand, (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed by certified or registered mail, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses

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and telecopier numbers as a Party may designate as to itself by notice to the other Party):

     (i)   If to the Company:   1280 Landmeier Road
                                Elk Grove Village, IL 60007-2410
                                Fax No. 847-437-4969
                                Attention: General Counsel

     (ii) If to Kiphart: at the address set forth in the Series C Securities Purchase Agreement.

     4.8 HEADINGS. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute part of this Agreement.


       [Balance of page intentionally left blank; signature page follows.]

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     IN WITNESS WHEREOF, the Parties hereto have executed this Stock Trading
Agreement as of the day and year first above written.

                                           ELECTRIC CITY CORP.


                                           By:     /s/ John P. Mitola
                                              --------------------------------
                                           Name:   John P. Mitola
                                                ------------------------------
                                           Title:  CEO
                                                 -----------------------------


                                           /s/ Richard P. Kiphart
                                           -----------------------------------
                                           Richard P. Kiphart

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